CERTIFICATE OF DESIGNATION
                           OF SERIES OF COMMON SHARES


     The undersigned, Secretary of LifeUSA Funds, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors through a written action taken without a meeting in accordance with Minnesota Statues, Section 302A.239.


                   DESIGNATION OF SERIES E AND F COMMON SHARES

     WHEREAS, LifeUSA Funds, Inc. (the "Corporation") has authorized 10,000,000,000,000 shares of common stock, $.01 par value per share, of which 10,000,000,000 are designated Series A Common Shares, 10,000,000,000 shares are designated Series B Common Shares, 10,000,000,000 shares are designated Series C Common Shares, and 10,000,000,000 shares are designated Series D Common Shares, as set forth in the Articles of Incorporation of the Corporation; and

     WHEREAS, said Articles of Incorporation set forth that the balance of the authorized but unissued shares of common stock may be issued in such series with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated or expressed in a resolution or resolutions providing for the issue of any series of common shares as may be adopted from time to time by the Board of Directors of the Corporation.

     NOW, THEREFORE, BE IT RESOLVED, that 10,000,000,000 of the remaining authorized but unissued common shares of the Corporation be, and they hereby are, designated as Series E Common Shares, and 10,000,000,000 of the remaining authorized but uniussed common shares of the Corporation be, and they hereby are, designated as Series F Common Shares, and said Series E and F Common Shares each shall represent interests in a separate and distinct portion of the Corporation's assets which shall take the form of a separate portfolio of investment securities, cash and other assets.

     FURTHER RESOLVED, that Articles 6, 7 and 8 of the Articles of Incorporation of the Corporation setting forth the preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, of and among each series of common shares be, and they hereby are, adopted as the preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of and among the Series E and F Common Shares designated hereby and in relation to the Series A, B, C and D Common Shares of the Corporation designated prior hereto.

     BE IT FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to the file with the office of the Secretary of Minnesota, a Certificate of Designation setting forth the relative rights and preferences of the Series E and F Common Shares, as required by Subd. 3(b) of
Section 401 of the Minnesota Business Corporation Act.


     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of LifeUSA Funds, Inc. this 15th day of October, 1996.


                                            /s/William C. Joas, Secretary